Exhibit 99

Dillard’s, Inc. Announces $0.06 Cash Dividend and New $500 Million Share Repurchase Program

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 21, 2014--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced that the Board of Directors declared a cash dividend of $0.06 per share on the Class A and Class B Common Stock of the Company payable February 2, 2015 to shareholders of record as of December 31, 2014.

The Board of Directors has approved a share repurchase program authorizing the Company to repurchase up to $500 million of its Class A Common Stock. The new open-ended authorization permits the Company to repurchase its Class A Common Stock in the open market, pursuant to preset trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 or through privately negotiated transactions.